Exhibit 4.5

Agreement among Gemplus SA, Gemplus Trading SA, Gemplus Electronics SA, Gemplus Telematics SARL, Gemplus Support GIE, Gemplus Developpement GIE, Gemplus Europe Service and Unions U.S.G., C.F.D.T., C.F.T.C. and C.F.E.-C.G.C., dated May 15, 2003.

I. ENGLISH SUMMARY

General Principles of the Agreement

•	The purpose of the Agreement is to permit the French production sites to be and to remain competitive for the next few years;

•	objective of operating French sites at full capacity;

•	the company’s La Ciotat research facility remaining the principal research and technology development center;

•	specific production volumes being maintained in the company’s facilities in Gémenos and La Ciotat, subject to satisfying certain productivity criteria;

•	facilities in Gémenos devoted to production for customers pertaining to a defined territory (Southern Europe, Middle East and Africa);

•	balancing production volumes between the company’s facilities on a worldwide basis; and

•	La Ciotat and Gémenos remaining major manufacturing centers of the company.

Commitments

The company’s facilitates in La Ciotat and Gémenos shall constitute “centers of excellence” with respect to assembly, printing, embedding, personalization and packaging of products, and development of new products.

The Agreement provides for specific production volumes, subject to satisfaction of productivity criteria, as follows:

La Ciotat:

—	dedicated to assembly: full use of seven production lines, plus one engineering line
—	productivity of 210,000 units per operator per month by end 2003, and 230,000 units per operator per month by end 2004
—	production 99% usable quality

Gémenos:

—	pre-paid telephone cards: 90 million units per year
—	SIM cards: 32 million units per year
—	personalization: at the level of the company’s French banking business

Conditions:

—	implementation of restructuring program
—	effective, generalized implementation of productivity improvement program
—	absenteeism less than 5%
—	dedicated work activity levels and compliance with working conditions and rules

Activities at the company’s facilities in La Ciotat and Gémenos will continue to include substantial responsibility for global corporate marketing activities (with other regions continuing their coordination, commercialisation and associated activities), as well as for research and development activities and related administrative functions.

Implementation; Performance Evaluation and Procedures

Meeting the objectives of the agreement should permit the company to maintain the manufacturing workforce in France.

A committee will meet quarterly to assess the level of achievement with respect to the following targets: work attendance rates; production volumes; on-time delivery of products (95%); customer satisfaction rates (15% improvement per year); and productivity. If any three of these five targets are not met for three months, the committee will develop a remedial action plan. If after the remedial action plan is implemented, applicable targets are still not met or if the European market for the company’s products collapses, the agreement may be terminated by either of the parties without further liability.

Term of Agreement

The term of the Agreement commenced on May 15, 2003, and will continue until June 30, 2006, unless earlier terminated, and may be renewed.

II. TEXT OF THE AGREEMENT (IN FRENCH)

AVENANT N°1 A L’ ACCORD D’ENTREPRISE SUR LES ACTIVITES GEMPLUS
EN FRANCE

ENTRE LES SOUSSIGNÉS

L’Unité Economique et Sociale du Groupe GEMPLUS constituée par les Sociétés

•     GEMPLUS SA au capital de 11.222.171,20 Euro dont le siège social est à Gémenos (13), représentée par Gilles MICHEL Président du directoire qui a donné pouvoir pour signer le présent accord à Didier LACHAUD Directeur des Ressources Humaines

•     GEMPLUS TRADING SA au capital de 5.168.418 Euro dont le siège social est à Gémenos (13), représentée par J-C LE CLECH qui a donné pouvoir pour signer le présent accord à Didier LACHAUD Directeur des Ressources Humaines

•     GEMPLUS ELECTRONICS SA au capital de 1.136.507 Euro dont le siège social est à la Ciotat (13), représentée par Gilles MICHEL qui a donné pouvoir pour signer le présent accord à Didier LACHAUD Directeur des Ressources Humaines

•     GEMPLUS TELEMATICS SARL au capital de 7.637 Euro dont le siège social est à Gémenos (13), représentée par Robert MARTINY qui a donné pouvoir pour signer le présent accord à Didier LACHAUD Directeur des Ressources Humaines

•     GEMPLUS SUPPORT GIE au capital de 1.570 Euro dont le siège social est à Gémenos (13), représentée par Robert MARTINY qui a donné pouvoir pour signer le présent accord à Didier LACHAUD Directeur des Ressources Humaines

•     GEMPLUS DEVELOPPEMENT GIE au capital de 1615 Euro dont le siège social est à Gémenos (13), représentée par Jean-Claude LE-CLECH qui a donné pouvoir pour signer le présent accord à Didier LACHAUD Directeur des Ressources Humaines

•     GEMPLUS EUROPE SERVICE au capital de 96.058 Euro dont le siège social est à Gémenos (13), représentée par Michel CANITROT qui a donné pouvoir pour signer le présent accord à Didier LACHAUD Directeur des Ressources Humaines

DE PREMIERE PART

ET

Le Syndicat U.S.G., représenté par Mme Assia TRIA, déléguée syndicale, déclarant avoir reçu tous pouvoirs aux fins de conclure aux présentes,

Le Syndicat C.G.T., représenté par M. Dominique SCHEMBRI, délégué syndical, déclarant avoir reçu tous pouvoirs aux fins de conclure aux présentes,

Le Syndicat C.F.D.T., représenté par M. Agnel SALERNO, délégué syndical, déclarant avoir reçu tous pouvoirs aux fins de conclure aux présentes,

Le Syndicat F.O., représenté par M. Eric CAZAUD, délégué syndical, déclarant avoir reçu tous pouvoirs aux fins de conclure aux présentes,

Le Syndicat C.F.T.C., représenté par M. Thierry DUFAUT, délégué syndical, déclarant avoir reçu tous pouvoirs aux fins de conclure aux présentes,

Le Syndicat CFE-CGC, représenté par M. Gilbert GRAS, délégué syndical, déclarant avoir reçu tous pouvoirs aux fins de conclure aux présentes,

DE SECONDE PART

Il a été exposé et convenu ce qui suit :

Le présent avenant à l’accord d’entreprise sur les activités GEMPLUS en France conclu entre la Direction et l’Organisation Syndicale CFE-CGC le 15 avril 2003 a pour objet :

• de préciser l’impact attendu de la mise en oeuvre de l’accord sur l’emploi industriel en France,

• de prévoir une rencontre au 1er trimestre 2006 entre la Direction et les Organisations Syndicales pour discuter de l’opportunité d’établir ou non un nouvel accord,

• d’apporter des précisions sur les objectifs à atteindre à partir de 2004.

Les partis conviennent, pour une parfaite lecture de l’accord, de reprendre et d’en exposer le texte intégral dans le présent avenant.

Note liminaire :

Le présent accord, fruit de la discussion et de la négociation entre les Organisations Syndicales et la Direction de Gemplus SA, illustre et concrétise l’importance du dialogue social dans la société.

Compte tenu des bouleversements intervenus dans l’évolution des marchés, de la situation de l’entreprise et de son management au cours des deux dernières années, il est apparu important, aux Organisations Syndicales et à la Direction de l’Entreprise, de donner un signe fort, visant à rassembler et mobiliser l’ensemble des acteurs de l’entreprise autour de ses défis majeurs. Cet accord est exceptionnel dans son objet et sa nature. Il s’agit d’une première étape dans la reconstruction de la confiance des salariés de Gemplus SA. Il marque l’implication du management dans la réussite des activités françaises. Sa mise en oeuvre, qui s’appuie sur la bonne foi des parties, doit permettre de placer l’avenir des activités de Gemplus en France dans un contexte précis, avec des enjeux reconnus et une volonté partagée de contribuer au succès dans les prochaines années.

Les signataires partagent la conviction qu’un dialogue constructif doit permettre de dépasser les difficultés internes de l’entreprise, en évitant d’exposer celle ci au dénigrement et à des actions qui pourraient avoir des conséquences néfastes sur ses marchés et exploitables par ses concurrents. Dans cet état d’esprit, et en tant qu’avenant à l’accord d’entreprise du 15 Avril 2003.

IL A ETE EXPOSE ET CONVENU CE QUI SUIT :

Préambule.

Le présent accord est conclu dans le cadre du projet de restructuration des sociétés de l’UES Gemplus présenté au Comité d’Entreprise le 18 décembre 2002 et sur lequel le Comité d’Entreprise et les Délégués Syndicaux ont donné leur avis le 25 mars 2003.

Cet accord vise à préciser les engagements de la direction et des partenaires sociaux en matière d’activité en France, jusqu’à fin juin 2006, étant entendu que la direction s’engage sur la stratégie mais ne peut s’engager sur l’évolution des marchés.

Cadre général de l’accord.

Activités de Gemplus en France.

Principes généraux de l’accord.

L’objectif principal de cet accord, pour la Direction et les organisations syndicales, est de permettre aux sites français d’être et de rester compétitifs au cours des prochaines années. Tous les moyens seront donnés, afin d’atteindre l’objectif de saturation des sites de Gémenos et La Ciotat objet du présent accord.

• La Ciotat (La Vigie) demeure le centre de développement technologique majeur du groupe

•	Saturation des sites industriels français aux niveaux définis dans le présent accord.

•	Gémenos est affecté à l’ensemble des clients d’une zone géographique (SEMEA).

•	équilibrage dès la mise en place de cet accord de la charge entre Gémenos et d’autres sites du Groupe d’une part et La Ciotat - Singapour d’autre part sur la base des volumes indiqués ci dessous.

•	Gémenos et La Ciotat ont pour vocation de rester le Centre d’Excellence du Groupe et le centre d’introduction des nouveaux produits.

Eléments constitutifs de l’accord.

Les engagements pris par les parties portent sur la période Juillet 2003 — Juin 2006, si la procédure « Livre III » est terminée au plus tard vers le milieu du mois de Juin 2003.

Engagements :

Domaine Industriel

Depuis quelques mois la Société a présenté sa stratégie et ses orientations en matière d’organisation industrielle de Gemplus.

Une partie importante de cette réflexion porte sur l’activité industrielle en France. Ce travail aboutit à préciser le rôle et la place des sites de Gémenos et La Ciotat.

Ces deux sites constitueront les centres d’excellence de Gemplus en matière d’assemblage, d’impression, d’encartage, de personnalisation et de packaging. Ces deux sites seront également dédiés à la mise au point et à l’industrialisation des nouveaux produits dans le but d’être la vitrine industrielle du Groupe, cet objectif se trouvant favorisé par la proximité de la R&D, du Marketing et de la direction de la Coordination Industrielle.

Concernant le site de La Ciotat : centre dédié à l’assemblage, les éléments complémentaires suivants sont précisés :

•	pleine utilisation des 7 modules de production existant actuellement, en plus de la ligne « engineering ».

•	le niveau de production de modules devra atteindre 210 000 unités/opérateur inscrit/mois à fin 2003 et 230 000 à fin 2004 ;

•	les rendements devront être supérieurs à 99%.

Concernant le site de Gémenos :

•	Atelier Pubtel : niveau d’activité fixé à 90 millions d’unités par an à destination des marchés SEMEA et d’une partie de l’Asie. Ce niveau d’activité correspond à une charge journalière de 430 000 cartes.

•	Atelier GSM (y compris FSS) : niveau d’activité fixé à 32 millions d’unités par an à destination des marchés SEMEA. Ce niveau d’activité correspond à une charge journalière de 153 000 cartes. En tant que de besoin, des commandes hors SEMEA seront traitées à Gémenos afin de saturer le site.

•	Atelier Perso Bancaire : niveau d’activité correspondant à l’ensemble du marché bancaire français (y compris fidélité et distribution)

Les conditions de réussite de cet accord nécessitent l’implication de l’ensemble des acteurs dans sa mise en oeuvre, en particulier sur les points suivants :

•	La mise en oeuvre du plan de restructuration

•	mise en oeuvre effective et généralisation du programme GPS (Gemplus production système).

•	taux absentéisme ( maladies et Accident de travail hors arrêts longue durée ALD) du personnel de production (direct et indirect) inférieur à 5% en 2003 (un trimestre au moins en 2003 ) et pour la période 2004 à 2006

•	Assiduité au poste de travail et respect du contrat de travail, des procédures de travail et du règlement intérieur

Autres Activités

La Direction prévoit de conserver un rôle majeur pour les sites de Gémenos et La Ciotat dans les domaines de la R&D et du Marketing. Il s’agit de capitaliser sur le coeur historique et technique de l’entreprise tout en cherchant en permanence à développer la présence du Groupe dans l’ensemble des zones géographiques où se situent ses principaux marchés. La pérennité des activités de R&D et de Marketing du Groupe assurera un niveau significatif d’activité dans le domaine administratif.

Pour les activités Marketing :
Le coeur de ces activités est en France, tant pour le marketing Telecom que FSS. Le savoir-faire est donc à Gémenos et à La Ciotat. L’organisation présentée le 21 janvier 2003 et le « Management Manual » qui l’accompagne ont défini les rôles respectifs des principales activités de l’entreprise. Si les Régions sont renforcées dans leur rôle commercial et de coordination locale, les « Business Units » ont la responsabilité globale de l’activité et du marketing « Corporate ». C’est donc à partir de la France que s’exerce ce rôle essentiel pour les activités de Gemplus.

Pour les activités R&D :
Les activités de développement à fort contenu technologique sont et resteront en France. L’objectif de l’entreprise est que, dans ce domaine, les sites de Gémenos et La Ciotat soient un centre d’expertise et d’excellence qui permettra le développement des nouveaux produits indispensables à la croissance de Gemplus. De plus, il est créé en France une activité « Incubateurs » dont l’objectif est d’étudier les opportunités de nouveaux marchés pour les technologies développées par le Groupe. Par ailleurs :

•	il est important de rappeler que notre activité « Propriété Industrielle » est basée en France

•	l’activité Recherche et Sécurité est centralisée et coordonnée en France et travaille pour l’ensemble des entités du Groupe

•	les activités plate-forme de technologie de développement carte, lecteurs et applications serveur sont pilotées à partir de la France.

Pour les activités administratives :
Elles sont étroitement liées à la présence des fonctions opérationnelles. Puisque la production, la R&D et les diverses activités de marketing, de consulting et de services sont notablement représentées en France, les fonctions administratives doivent assurer leur rôles de support dans le cadre fixé par le « Management Manual » et selon les pratiques de l’industrie en ce qui concerne leur dimensionnement.

Modalités de mise en oeuvre de l’accord.

L’atteinte des objectifs définis au présent accord devrait permettre le maintien global de l’emploi industriel en France

Des indicateurs pertinents relatifs aux objectifs retenus (cf annexe) seront présentés à une commission de suivi du présent accord, issue de la commission économique du C.E. Cette commission, sera pilotée par deux membres du management (un représentant du site industriel de Gémenos et un autre de La Ciotat). Elle sera complétée par au maximum 5 représentants du personnel désignés par le Comité d’entreprise et des représentants de la RH. Cette commission se réunira dès le mois de septembre 2003. L’évolution des indicateurs sera présentée dans le cadre des actuelles réunions mensuelles de production et tous les trois mois en Comité d’Entreprise. La commission de suivi du présent accord se réunira trimestriellement pour examiner les résultats enregistrés et les progrès réalisés et recommander le cas échéant les ajustements nécessaires aux plans d’action en cours pour l’ensemble de l’entreprise. Une synthèse des travaux de la commission de suivi du présent accord sera présentée trimestriellement au CE.

Si trois des cinq indicateurs n’étaient pas atteints pendant une période de trois mois consécutifs à partir du premier trimestre 2004, ou si le marché européen s’effondrait, l’accord pourrait être déclaré caduque par l’une des parties signataires. Si 3 des 5 indicateurs ne sont pas atteints pendant 3 mois, une réunion extraordinaire de la commission de suivi du présent accord sera convoquée, afin de mettre en place un plan d’actions pour retrouver un niveau de performance satisfaisant aux conditions de cet accord. Si après mise en oeuvre de ce plan d’actions le niveau n’était toujours pas atteint l’accord pourrait dans ce cas être déclaré caduque par l’une des parties signataire.

Exécution du présent accord.

Les parties s’engagent à exécuter de bonne foi les dispositions du présent accord.

Durée et révision du présent accord.

Le présent accord d’entreprise est conclu pour une durée déterminée et entre en vigueur à compter de la date de signature jusqu’au 30 Juin 2006. Les organisations syndicales et la direction se rencontreront au premier trimestre 2006 pour discuter, en fonction de la situation de l’entreprise, de l’opportunité d’établir ou non un nouvel accord. Cet accord peut être révisé par les parties, la procédure de révision étant mise en oeuvre sur l’initiative de la partie la plus diligente.

Formalités de dépôt de l’accord.

Le présent accord sera déposé auprès de la D.D.T.E. Il sera remis aux Délégués Syndicaux et au Comité d’Entreprise.

Fait en 10 exemplaires

A Gémenos

Le 15 mai 2003

Pour les Sociétés :

GEMPLUS S.A.
GEMPLUS TRADING S.A.
GEMPLUS ELECTRONICS S.A.
GEMPLUS TELEMATICS S.A.R.L.
GEMPLUS SUPPORT G.I.E.
GEMPLUS DEVELOPPEMENT G.I.E.
GEMPLUS EUROPE SERVICES S.A.

Didier LACHAUD

Pour les Syndicats :

U.S.G. — Assia TRIA

C.F.T.C. — Thierry DUFAUT

F.O. — Eric CAZAUD

C.G.T. — Dominique SCHEMBRI

C.F.D.T. — Agnel SALERNO

C.F.E.-C.G.C. — Gilbert GRAS

Objectifs portant sur la période de validité du
présent accord à partir de 2004.